Exhibit 99.1

BusinessWire

March 7, 2006

Charles Mathews Joins Lpath Inc. Board of Directors

Lpath, Inc. (OTC:LPTN), the drug discovery company with a focus on bioactive lipids, announced today that Charles Mathews has been elected to the company’s board of directors.

In addition to serving on the board of a number of privately held companies, Mathews is currently chairman of Avanir Pharmaceuticals (AMEX:AVN-R), a drug development and marketing company.

“We are fortunate to have Charles join our board,” said Scott Pancoast, Lpath president and CEO. “In addition to his in-depth knowledge and understanding of the life sciences sector, his extensive background in corporate strategy and governance will be a valuable resource for Lpath.”

Added Mathews: “I’m impressed with the breadth and depth of Lpath’s science, as well as its level of innovation, and am glad to join the company at this pivotal stage in its development. I look forward to participating in the company’s growth and success as an active member of the board.”

Mathews has held general management positions across a broad range of industries and has served on the boards of directors of more than 20 companies. These companies, located in seven countries spanning three continents, range from small startups to large public entities. His experience includes initial and secondary public offerings, as well as several turnarounds. In 2003, the San Diego Corporate Directors Forum presented to Mathews the coveted Director of the Year - Corporate Governance Award.

Mathews is a graduate of the Royal College of Science - Imperial College of Science, London, England (with honors in physics, mathematics, and electrical engineering) and has completed post-graduate studies in business at Stanford University.

About Lpath (www.lpath.com)

Lpath, with headquarters in San Diego, is focused on bioactive signaling lipids as targets for treating and diagnosing important human diseases, including cancer and heart failure. Lpath’s lead product candidate, Sphingomab, has demonstrated compelling results against seven different forms of solid-tumor and blood-borne cancers in pre-clinical studies. Like Avastin (Genentech’s blockbuster cancer drug), Sphingomab is anti-angiogenic, but Sphingomab has other mechanisms of action that may prove advantageous in the clinical setting. As such, although Genentech pioneered the anti-angiogenesis approach to treating cancer, Lpath believes Sphingomab may prove to be the next generation of anti-angiogenesis-based therapeutics.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. Please refer to the complete summary of risks as described from time to time in our filings with the SEC. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath Inc.

Scott Pancoast, 858-678-0800, ext. 104

spancoast@lpath.com

www.lpath.com

or

Liolios Group Inc. (Investor Relations)

Scott Liolios or Ron Both, 949-574-3860